Exhibit (C)(5) STRICTLY CONFIDENTIAL JANUARY 2024 The blacked out information indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Discussion Materials of Brown Gibbons Lang & Company for the Transaction Committee of Manitex, dated January 3, 2024. Project ELEVATE Marketing and Process Update – January 3, 2024 • CHICAGO • CLEVELAND • LOS ANGELES • NEW YORK BGLCO.COM

Marketing Update – Buyer Outreach as of 1/2/24 Private Equity Strategics Firms Total Parties % Total Submitted Indication of Interest 0 3 3 2% Received Confidential Information Presentation; Actively Reviewing 3 8 11 6% Passed After Reviewing Confidential Information Presentation but May Reconsider 1 3 4 2% Total Interested Parties 4 14 18 10% Unresponsive Parties 21 25 46 25% Passed After Call and /or Reviewing Teaser 12 58 70 38% Passed After Reviewing Confidential Information Presentation 4 41 45 25% Passed After Management Presentation 0 2 2 1% Parties on Hold 0 1 1 1% Total Parties 41 141 182 100% 2

Strategic Buyers 3

Financial Buyers 4

Recommended Next Steps and Timing January February March S M T W T F S S M T W T F S S M T W T F S 1 2 3 4 5 6 1 2 3 1 2 7 13 4 10 3 9 8 9 10 11 12 5 6 7 8 9 4 5 6 7 8 14 20 11 16 17 10 16 15 16 17 18 19 12 13 14 15 11 12 13 14 15 21 18 23 17 22 23 24 25 26 27 19 20 21 22 24 18 19 20 21 22 23 28 29 30 31 25 26 27 28 29 24 25 26 27 28 29 30 • January 5 – February 2: Management Presentations; Data Room Opened to Buyers — January 4 – January 5: Invite Buyers to Management Presentations — January 8 – January 12: Finalize and Distribute Management Presentation; Data Room Opened to Buyers — January 15 – January 19: Management Presentation Dry Run — January 22 – February 2: Management Meetings Conducted with Potential Buyers, Location to be Determined (BGL Present) • February 5 – February 9: Mike Coffey and Joe Doolan in Italy • February 22 (Tentative): Letters of Intent Due • February 23 – March 1: Evaluate Letters of Intent and Select Preferred Buyers(s) • March 4: Begin Public Company Final Diligence Process 5

Share Price Analysis as of January 2, 2024 Trading Activity Comparison to Market and Comp Groups – Share Price Indexed to 30 Trading Days Prior to Teaser Launch +90.8% MTNX: $8.65 / share 11/15/23: Began CIP 12/19/23: Distribution st 1 Round Indications of MTNX: Interest Due $6.35 / share 10/11/23: 11/2/23: BGL Growth Teaser Launch; Conference Meetings 3Q23 Earnings with Sponsors +27.0% Release 30 Trading +17.0% Days Prior to +10.2% Teaser Launch = 100 MTNX: MTNX: $4.36 / share $4.58 / share -30 -28 -26 -24 -22 -20 -18 -16 -14 -12 -10 -8 -6 -4 -2 0 +2 +4 +6 +8 +10 +12 +14 +16 +18 +20 +22 +24 +26 +28 +30 +32 +34 +36 +38 Source: S&P Capital IQ MNTX S&P 500 OE Comp Group Rental Comp Group MNTX is up 91% since 9/21/2023 compared to +10.2% for the S&P 500, +17.0% for the OE Comp Group, and +27.0% for the Rental Comp Group (1) OE Comp Group: Cargotec Corporation, Konecranes PLC, Manitowoc Company, Palfinger AG, Terex Corporation 6 (2) Rental Comp Group: Alta Equipment Group, Ashtead Group PLC, H&E Equipment Services, Herc Holdings, United Rentals

Trading Analysis

2023 Trading Data	Share Price	Volume	Volume $
2023 Average	$5.20	45,810	$268,224
180-Day Average	$5.30	49,482	$304,611
90-Day Average	$5.60	82,731	$528,591
60-Day Average	$6.09	117,448	$762,056
30-Day Average	$7.41	134,829	$1,031,287
52-Week High Close (12/27/23)	$9.02	87,158	$786,165
Average Since Teaser Launch (11/2/23)	**$6.92**	**125,958**	**$912,099**

Source: S&P Capital IQ

Broker Activity Analysis – October 1, 2023 through January 2, 2024

Broker	Block Volume	Non-Block Volume	Total Volume
Raymond James	849,810	30,306	880,116
JP Morgan	-	239,373	239,373
Virtu Financial	-	191,200	191,200
Merrill Lynch	-	173,120	173,120
Barclays Capital	-	153,344	153,344
Morgan Stanley	-	128,132	128,132
UBS	-	125,540	125,540
GTS Securities	-	96,856	96,856
Other Reporting Brokers	31,800	69,600	101,400
Total Broker Reported	881,610	1,207,471	2,089,081
% of Total Broker Reported	*42.2%*	*57.8%*	*100.0%*
% of Total Trading Volume	*12.5%*	*17.1%*	*29.5%*

- Overall equity market sentiment has certainly improved since October and markets are up 10 – 15%,
- Given the outsized performance in MNTX on thin volumes there appears to be unexplained activity in the stock
- This outperformance is likely captured in block volumes traded through Raymond James as well as volume occurring in dark pools

Source: Bloomberg

BROWN GIBBONS LANG & COMPANY 7

Impact of Capital Structure on Valuation – Q2 2021 vs. Q3 2023 (2) (1) (in millions, except per share) Q2 2021 Capital Structure Q3 2023 Capital Structure Shares Outstanding 20.00 20.25 Debt $32.39 $87.80 Cash $17.41 $4.90 Debt per Share $1.62 $4.34 Cash per Share ($0.87) ($0.24) Net Debt per Share $0.75 $4.09 Illustrative Analysis of Indications of Interest Received – Q2 2021 vs. Q3 2023 Capital Structure Per Share Values at 4.6x EV / EBITDA Per Share Values at 6.0x EV / EBITDA EV / Share: EV / Share: $10.00 $9.88 Net Debt / Share: ($0.75) EV / Share: EV / Share: $7.74 $7.64 Net Debt / Share: ($4.09) Net Debt / Share: ($0.75) Net Debt / Share: ($4.09) Equity Value / Share: $9.25 Equity Value / Share: Equity Value / Share: $6.99 $5.78 Equity Value / Share: $3.55 2Q 2021 Capital Structure 3Q 2023 Capital Structure 2Q 2021 Capital Structure 3Q 2023 Capital Structure (1) Source: 6/30/2021 Form 10-Q 8 (2) Source: 9/30/2023 Form 10-Q

IOI Valuation Summary – Valuation at Historical Average EBITDA (1) FY2023 PF Adj. EBITDA $ 33.3 5-Year Average PF Adj. EBITDA 22.2 3-Year Average PF Adj. EBITDA 25.2 (in millions) Low Midpoint High Low Midpoint High Low Midpoint High EV / FY2023 PF Adj. EBITDA Multiple 4.6x 5.0x 5.4x 5.0x 5.5x 6.0x 5.1x 5.6x 6.0x Enterprise Value $ 154.8 $ 167.7 $ 180.6 $ 166.5 $ 183.3 $ 200.0 $ 170.0 $ 185.0 $ 200.0 Multiple on 5-Year Average PF Adj. EBITDA 7.0x 7.6x 8.2x 7.5x 8.3x 9.0x 7.7x 8.3x 9.0x Multiple on 3-Year Average PF Adj. EBITDA 6.2x 6.7x 7.2x 6.6x 7.3x 8.0x 6.8x 7.4x 8.0x (2) Implied Share Price $ 3.55 $ 4.19 $ 4. 82 $ 4. 13 $ 4.96 $ 5. 78 $ 4.30 $ 5. 04 $ 5.78 Historical Pro Forma Adjusted EBITDA: 2019 – 2023 ($ in millions) $33.3 5-Year $24.9 Avg: $22.2 $21.2 3-Year Avg: $25.2 $17.3 $14.1 2019 2020 2021 2022 2023 (1) Pro Forma for Full Year Financial Impact of Rabern Rentals Acquisition completed in April 2022 9 (2) Based on 20.25 million shares per 9/30/2023 Form 10-Q

Comp Group Historical EBITDA Multiples Original Equipment Manufacturers EV/EBITDA Company Current 3-Year Trailing 5-Year Trailing Cargotec 6.8x 10.2x 9.2x Konecranes PLC 7.0x 8.7x 9.0x Manitowoc Company, The 4.6x 6.3x 6.0x Palfinger AG 6.2x 8.4x 8.3x Terex Corporation 6.0x 10.1x 10.3x Mean 6.1x 8.7x 8.6x Median 6.2x 8.7x 9.0x Equipment Rental EV/EBITDA Company Current 3-Year Trailing 5-Year Trailing Alta Equipment Group 7.3x 8.4x 8.3x Ashtead Group PLC 8.2x 9.8x 8.6x H&E Equipment Services 7.3x 8.4x 8.3x Herc Holdings Inc. 10.2x 12.6x 12.0x United Rentals 11.1x 11.1x 10.0x Mean 8.8x 10.1x 9.4x Median 8.2x 9.8x 8.6x Source: S&P Capital IQ, as of 01/02/2024 10